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TAXATION UNDERTAKING

between

(1) MR WILLIAM DONALD SPENCE, MISS CATRIONA ANN SPENCE

and MRS EILIDH ISABEL MALCOLM

and

(2) HCI VIOCARE CLINICS UK LIMITED

Holmes Mackillop
Solicitors
GLASGOW
FAS 5844

TAXATION UNDERTAKING between

(1)
MR WILLIAM DONALD SPENCE, residing at 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA, MISS CATRIONA ANN SPENCE, residing at 500C Brixton Road, Brixton, London, SW9 8EQ and MRS EILIDH ISABEL MALCOLM (formerly Spence), residing at 82 Larkfield Road, Lenzie, Glasgow, G66 3AU (hereinafter together called the "Vendors")

and

(2)
HCI VIOCARE CLINICS UK LIMITED incorporated in Scotland (Company number: SC467486) and having its Registered Office at c/o Centrum Offices, 38 Queen Street, Glasgow, G1 3DX (hereinafter together with its assignees called the "Purchaser")

This Taxation Undertaking is granted pursuant to a Share Purchase Agreement (hereinafter called "the Principal Agreement") between the Vendors and the Purchaser dated of even date herewith relating to the sale by the Vendors to the Purchaser of 1,000 Ordinary Shares of £1 each in the issued share capital of W D SPENCE PROSTHETICS LIMITED, incorporated in Scotland (Company number: SC307652) and having its Registered Office at 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA (hereinafter called "the Company").

1.           Definitions and Interpretation

In this Taxation Undertaking:-
1.1
Words and expressions defined in the Principal Agreement shall, except where otherwise provided or expressly defined below, have the same meaning in this Taxation Undertaking and those provisions of the Principal Agreement dealing with construction or interpretation shall, except where otherwise provided, apply as if expressly set out herein.

1.2
"Claim" or "Claim for Taxation" includes any notice, demand, assessment, letter or other document issued or action taken by or on behalf of the Inland Revenue or Customs and Excise or any other statutory or governmental authority or body whatsoever in any part of the world from which it appears that a Liability to Taxation is, or will or may come to be, imposed on the Company (whether or not such Liability to Taxation is primarily imposed upon or payable by the Company and whether or not the Company has or may have any right of relief or reimbursement).

1.3	"Event" includes any transaction, action, and omission of any person and any event or occurrence of whatever nature, whether or not in the ordinary course of business, and includes Completion.

1.4	"Final Determination" means, in relation to a Claim for Taxation where an appeal is made against such claim:-

1.4.1	an agreement under Section 54 of the Taxes Management Act 1970 or any legislative provision having an effect similar to the effect of that section; or

1.4.2	a decision of a court or tribunal from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit.

1.5	"Liability to Taxation" means any liability of the Company to make any payment of or in respect of Taxation and also means and includes:-

1.5.1	the loss or counteracting or reduction in the amount of any Relief which would otherwise have been available to the Company; and

1.5.2	the loss, reduction in the amount of, cancellation or setting-off of any right to repayment of Taxation which would otherwise have been available to the Company; and

1.5.3
the setting off against income, profits or gains or against any Taxation (in either case in respect of which but for such setting off the Company would have had a Liability to Taxation in respect of which the Vendors would be liable to make a payment to the Purchaser under this Taxation Undertaking) of any Relief not available before Completion but which arises in respect of any Event occurring after Completion.

1.6
"Relief" includes any relief, allowance, exemption, credit, or set-off against any Taxation, and any relief, allowance, set-off or deduction in computing or against profits, income or gains of any description or from any source for the purposes of any Taxation;

1.7
"Taxation" means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes:-

1.7.1
income tax, corporation tax, advance corporation tax, petroleum revenue tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, rates, value added tax, customs and other import or export duties, national insurance and social security contributions and any payment whatsoever which the Company may be or become bound to make to any person, revenue, customs or fiscal authority or any other body or authority as a result of any enactment relating to taxation and any other taxes, duties, levies or imposts supplementing or replacing any of the foregoing; and

1.7.2	all costs, charges, interest, fines, penalties incurred in respect of and all expenses incidental or relating to any of the foregoing.

1.8
Where the context permits, references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been, or treated as, or regarded as earned, accrued or received for the purposes of any relevant legislation.

2.	Undertaking to pay

2.1	Subject as hereinbefore provided, the Vendors shall pay to the Purchaser:-

2.1.1
the amount of each and every Liability to Taxation which arises in respect of or by reference to any income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before Completion;

2.1.2	the amount of each and every Liability to Taxation which arises as a consequence of or by reference to any Event occurring or deemed to have occurred wholly or in part on or before Completion; and

2.1.3
the amount of all reasonable costs and expenses incurred by the Company or by the Purchaser in relation to or resulting from any demands, actions, proceedings and claims in respect of any Claim for Taxation or any Liability to Taxation in respect of or by reference to which the Vendors are liable pursuant to the foregoing provisions of this clause to make any payment to the Purchaser.

2.2
The Vendors shall be liable to make payment under Clause 2.1 notwithstanding the existence of any Reliefs, rights of repayment or other rights or claims of a similar nature which may be set against or available to set against or reduce the amount of or otherwise mitigate any Liability to Taxation so that Clause 2.1 shall apply as though no such Reliefs, rights of repayment or other rights or claims were available.

2.3
All amounts paid by the Vendors under Clause 2.1 shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law.  If any deductions or withholdings are required by law to be made from any such amount the Vendors shall pay to the Purchaser such additional amount or amounts as will in aggregate be sufficient to ensure that after all required deductions and withholdings have been made the Purchaser shall have received the same amount as it would have been entitled to receive in the absence of any requirement to make a deduction or withholding.

2.4
If any amount payable by the Vendors under Clause 2.1 shall itself be subject to any Taxation then the amount which the Vendors shall pay to the Purchaser under Clause 2.1 shall be increased to such larger amount as will ensure that after payment of the amount of all Taxation payable on such larger amount there shall be left in the hands of the Purchaser the amount which the Purchaser would have been entitled to receive from the Vendors under Clause 2.1 had such amount not been subject to any Taxation.

3.	Quantification of Amount Payable

3.1
The amount of any Liability to Taxation arising pursuant to Clause 1.5.1 or Clause 1.5.3  shall  be the  amount of  Taxation  which  would  have  been saved had the Relief not been lost or set off as therein mentioned which shall, in the case of the loss or setting off of any Relief which is a relief, a deduction from, or off set against profits, income or gains, be calculated by applying to the amount of Relief lost or set off the rate of the relevant Taxation current at the time at which the Relief would have been utilised had it not been lost or set off.

3.2	The amount of any Liability to Taxation arising pursuant to Clause 1.5.2 shall be the amount of the repayment which has been lost, cancelled or set off as the case may be.

4.	Timing of Payments

4.1	The Vendors shall be liable to make payment to the Purchaser:-
4.1.1	insofar as the Company requires to make a payment to discharge any Liability to Taxation, twenty Business Days before the date on which that payment becomes due; and

4.1.2
insofar as the Company would have required to make a payment to discharge any Liability to Taxation but for the fact that the Liability to Taxation has been set off against, or reduced or otherwise mitigated by the availability of any Relief, twenty Business Days before the date on which payment of the amount of the Liability to Taxation would otherwise have become due; and

4.1.3
insofar as the Liability to Taxation arises pursuant to Clause 1.5.1, twenty Business Days before the resulting Taxation becomes due and payable, or would become due and payable but for the existence or availability of any other Relief; and

4.1.4	insofar as the Liability to Taxation arises pursuant to Clause 1.5.2, twenty Business Days before the repayment of Taxation would have been received; and

4.1.5
insofar as the Liability to Taxation arises pursuant to Clause 1.5.3, on the date upon which the payment would have been due pursuant to the foregoing provisions of this Clause but for the setting off of the Relief as mentioned in Clause 1.5.3.

4.2
Upon Final Determination of any Claim for Taxation, the Vendors shall within twenty Business Days after a demand therefor pay to the Purchaser such amount or further amount in addition to the amounts already paid under Clause 2.1 as may be necessary to discharge in full the liability of the Vendors under this Taxation Undertaking.

4.3
If any payment due to be made by the Vendors under Clause 2 is not made on the due date for payment, it shall carry interest from the due date for payment until final payment in full has been made at the rate of five per cent above base rate for lending from time to time of The Royal Bank of Scotland plc.

5.	Exclusions

The Vendors shall have no obligation to make any payment under Clause 2 in respect of any Liability to Taxation:-

5.1	to the extent that provision therefor was made in the Accounts;

5.2	to the extent that provision therefor was Disclosed in the Disclosure Letter; or

5.3
which is a liability to corporation tax for which the Company is or may become liable solely as a result and in respect of transactions undertaken in the ordinary course of the business of the Company after the Accounts Date and prior to Completion.

6.	Conduct of Claims

6.1
The Purchaser shall immediately notify the Vendors in writing of any Claim for Taxation which comes to the notice of either the Purchaser or the Company in respect of which the Purchaser considers that the Vendors is or may become liable to make a payment to the Purchaser under Clause 2.

6.2
Where there is a time limit for appeal in relation to such Claim for Taxation, the notification under Clause 6.1 shall be given as soon as reasonably practicable and in any event not later than twenty Business Days after the date on which the Claim for Taxation comes to the notice of the Company.

6.3
If the Vendors shall indemnify and secure the Purchaser against all liability, costs, damages or expenses which may be incurred by the Purchaser or the Company in respect of such Claim for Taxation, the Purchaser shall procure that the Company shall take such action as the Vendors may reasonably request in writing to avoid, resist, or compromise the Claim for Taxation and shall afford reasonable access to the Company's relevant books and accounts and shall comply with all reasonable and lawful directions given by the Vendors, provided that the Company shall not be required to take any action which it or the Purchaser, acting reasonably, considers will be unduly onerous or materially prejudicial to the interests of the Company.

6.4	In connection with the conduct of any dispute relating to a Claim for Taxation to which Clause 6.1 applies:-

6.4.1
the Vendors shall keep the Purchaser and the Company fully informed of all relevant matters and the Vendors shall forward or procure to be forwarded to the Finance Director of the Purchaser copies of all correspondence and other written communications pertaining to the Company;

6.4.2	the appointment of solicitors or other professional advisers shall be subject to the approval of the Purchaser;

6.4.3
The Vendors shall not make any settlement or compromise of the dispute, nor agree any matter in its conduct which is likely to reasonably affect the amount of the resulting Liability to Taxation or the future Liability of the Company to Taxation, without the prior approval of the Purchaser;

6.4.4
if at any time any dispute shall arise between the Purchaser and the Vendors as to whether any particular Claim for Taxation or Liability to Taxation should at any time be settled in full or contested in whole or in part, the dispute shall be referred for a decision to a senior tax Counsel, of at least ten years standing, appointed by agreement between the Purchaser and the Vendors, or, if they cannot agree, upon the application of either party to the President of the Law Society of Scotland.  Such Counsel  shall  be  asked  to  advise  whether  in  his  opinion  an   appeal against the Claim for Taxation or Liability to Taxation, would on the balance of probabilities, be likely to succeed. If the opinion of such Counsel is to the effect that on the balance of probabilities such an appeal would be likely to succeed then an appeal may be made if the Vendors so decide. If the opinion of such Counsel is to the effect that on the balance of probabilities an appeal against the Claim for Taxation or Liability to Taxation would not succeed then the Claim for Taxation or Liability to Taxation shall be settled as soon as is practicable. Any further dispute arising between the Vendors and the Purchaser as to whether any further appeal should be pursued following the determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner.

7.	General

7.1	All undertakings and obligations of the Vendors arising from this Taxation Undertaking are undertaken by and shall be enforceable against the Vendors jointly and severally.

7.2
This Taxation Undertaking shall be binding on the Vendors and their respective executors, personal representatives and successors whomsoever and, accordingly, unless the context otherwise requires, references to the Vendors shall include references to such executors, personal representatives and successors.

7.3
Neither the benefit of any of the rights nor any of the obligations under this Taxation Undertaking may be assigned in whole or in part by the Vendors.  This Taxation Undertaking and any interest therein may be assigned by the Purchaser to and in favour of the Company or to any other person who may at any time be a holder of shares in the Company.

7.4	The provision of the Agreement relating to notices shall apply to any notice or demand to be given under or in connection with this Taxation Undertaking.

7.5
The construction, validity and performance of this Taxation Undertaking shall be governed by the Law of Scotland and each of the parties hereto hereby prorogates the non-exclusive jurisdiction of the Scottish Courts as regards any claims or matters arising hereunder: IN WITNESS WHEREOF these presents consisting of this and the preceding nine pages are executed as follows:-: IN WITNESS WHEREOF

Executed by the said
WILLIAM DONALD SPENCE                                                                                        …………………………………..
at
on                                                2014
in the presence of the following witness:

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Executed by the said
CATRIONA ANN SPENCE                                                                                                …………………………………..
at
on                                                 2014
in the presence of the following witness:

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Executed by the said
EILIDH ISABEL MALCOLM                                                                                               …………………………………..
at
on                                                 2014
in the presence of the following witness:

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Executed by
                                                     …………………………………..
Director of the said
HCI VIOCARE CLINICS UK LIMITED
at
on                                                 2014
in the presence of the following witness:

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Address                …………………………………..
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